Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2023, by and among (i) Colombier Sponsor LLC, a Delaware limited liability corporation (“Sponsor”), (ii) Colombier Acquisition Corp., a Delaware corporation (the “Purchaser”), and (iii) PSQ Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger between the Purchaser, Colombier-Liberty Acquisition, Inc. (“Merger Sub”) and the Company, dated as of the date hereof (as amended from time to time, the “Merger Agreement”).

WHEREAS, Sponsor owns 4,312,500 shares of Purchaser Class B Common Stock (together with the shares of Purchaser Class A Common Stock issuable upon conversion of such shares, the “Sponsor Shares”);

WHEREAS, Sponsor owns warrants entitling Sponsor to purchase 5,700,000 shares of Purchaser Class A Common Stock in the aggregate for $11.50 per share (the “Sponsor Warrants”);

WHEREAS, in connection with the IPO, the Purchaser, Sponsor and certain officers and directors of the Purchaser (collectively, the “Insiders”) entered into letter agreements, dated as of June 8, 2021 (each, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Purchaser securities owned by them;

WHEREAS, Article IV, Section 4.3(b) of the Purchaser’s Amended and Restated Certificate of Incorporation (the “Purchaser Charter”) provides, among other matters, that the shares of Purchaser Class B Common Stock will automatically convert into shares of Purchaser Class A Common Stock upon the consummation of an initial business combination, subject to adjustment pursuant to Section 4.3(b)(ii) of the Purchaser Charter if additional shares of Purchaser Class A Common Stock or Equity-linked Securities (as defined in the Purchaser Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and the Company are entering into the Merger Agreement, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the consummation of the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right of the holder thereof to receive a number of shares of Purchaser Class A Common Stock or Purchaser Class C Common Stock, as applicable, equal to the Conversion Ratio, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (1) the Closing, and (2) the date on which the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (i) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in the Insider Letter in all material respects, and shall (A) cause all of the shares of Purchaser Common Stock owned by them to be present at the Purchaser Special Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote all of the shares of the Purchaser Common Stock owned by them in favor of the transactions contemplated by the Merger Agreement, including each of the Purchaser Stockholder Approval Matters and the adjournment of the Purchaser Special Meeting, if necessary, at the Purchaser Special Meeting (including any adjournment or postponement thereof), (C) not redeem Sponsor’s or its Affiliates’ shares of Purchaser Common Stock in connection with the transactions contemplated by the Merger Agreement and (D) fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Sponsor Shares and the Sponsor Warrants, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted transfer under the Insider Letter, the transferee must enter into a written agreement with the Company and the Purchaser agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii) the Purchaser agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company.

(b) Sponsor, with respect to all of its shares of Purchaser Common Stock, and solely in the event of a failure by Sponsor to act in accordance with Sponsor’s obligations as to voting pursuant to Section 1(a) hereof, hereby irrevocably grants to, and appoints, the Company and any designee of the Company (determined in the Company’s sole discretion) as Sponsor’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Sponsor’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any shares of Purchaser Common Stock owned (whether beneficially or of record) by Sponsor, solely on the matters and in the manner specified in Section 1(a) above. The proxy granted by Sponsor pursuant to this Section 1(b) is irrevocable and is granted in consideration of the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Sponsor hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with its terms, is intended to be irrevocable. Sponsor agrees, until this Agreement is terminated in accordance with its terms, to vote its shares of Purchaser Common Stock in accordance with Section 1(a) above.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding shares of Purchaser Class B Common Stock, solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Purchaser Class B Common Stock will convert into Purchaser Class A Common Stock only at the Initial Conversion Ratio (as defined in the Purchaser Charter) in connection with the transactions contemplated by the Merger Agreement. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Purchaser Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the Merger Agreement or the Ancillary Agreements in connection with the consummation of the Merger, which modifications shall be effective only upon the consummation of the Merger.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Purchaser, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, the Purchaser and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Registration Rights Agreement; or (D) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Purchaser Disclosure Schedules, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Purchaser owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Purchaser or any of its Subsidiaries or any indemnity or similar agreements by the Purchaser or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Purchaser Disclosure Schedule or as contemplated by Section 5.18 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 4 Sponsor Securities Forfeiture. Sponsor hereby agrees that, subject to and conditioned upon the Closing, if an aggregate number of shares of Purchaser Class A Common Stock in excess of the Threshold Redemption Amount are redeemed pursuant to the Redemption, then, effective concurrently with the Closing, Sponsor shall forfeit for no consideration 43,125 Sponsor Shares and 57,000 Sponsor Warrants for each one percent (1%) of shares of Purchaser Class A Common Stock that are redeemed pursuant to the Redemption in excess of the Threshold Redemption Amount. For these purposes, the “Threshold Redemption Amount” means an amount equal to eighty percent (80%) of the sum of (a) the number of shares of Purchaser Class A Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the result of (i) the aggregate proceeds raised in any Permitted Financing, divided by (ii) $10.00. For the avoidance of doubt, Sponsor shall not be required to forfeit any Sponsor Shares or Sponsor Warrants in increments of less than 1%, and if the Redemptions in excess of the Threshold Redemption Amount are equal to a fractional number, then the relevant percentage shall be rounded down to the nearest whole number percentage. For illustrative purposes only, in the event Redemptions in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters equal 95.5% of Purchaser Common Stock outstanding as of such date, then 15.0% of the Sponsor Shares and Sponsor Warrants would be forfeited

Section 5 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and the Purchaser, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Consent of, or other action by or in respect of, any Governmental Authority or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Organizational Documents, (B) conflict with or violate any Law, Order or Consent applicable to Sponsor or any of its properties or assets or (C) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Sponsor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Sponsor under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Purchaser Class B Common Stock. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Ownership of Sponsor Warrants. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of Purchaser Class A Common Stock underlying the Sponsor Warrants and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of Purchaser Class A Common Stock underlying the Sponsor Warrants.

(e) No Other Purchaser Equity Interests. As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of the Purchaser other than the Sponsor Shares and Sponsor Warrants.

(f) Contracts with the Purchaser. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the Purchaser Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with the Purchaser.

Section 6 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate the making, submission or announcement of any Acquisition Proposal (with respect to the Purchaser), (ii) furnish any non-public information regarding the Purchaser or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than any Party to the Merger Agreement or such Party’s Representatives) in connection with or in response to an Acquisition Proposal (with respect to the Purchaser), (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (with respect to the Purchaser), (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (with respect to the Purchaser), (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (with respect to the Purchaser), (v) release any third Person from, or waive any provision of, any confidentiality agreement relating to the Purchaser to which Sponsor is a party or (vii) agree or resolve to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or the Purchaser.

Section 7 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Merger Agreement.

Section 8 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to the Purchaser or Sponsor at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Colombier Acquisition Corp.	Eversheds Sutherland (US) LLP
214 Brazilian Avenue, Suite 200-J	700 Sixth St. NW Suite 700
Palm Beach, FL 33480	Washington, DC 20001
Attn: Omeed Malik	Attn: Douglas J. Leary, Esq.
Email:	Email: dougleary@eversheds-sutherland.us

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Email: mgray@egsllp.com

If to the Sponsor, to:	with a copy (which will not constitute notice) to:
Colombier Sponsor LLC	Eversheds Sutherland (US) LLP
214 Brazilian Avenue, Suite 200-J	700 Sixth St. NW Suite 700
Palm Beach, FL 33480	Washington, DC 20001
Attn: Omeed Malik	Attn: Douglas J. Leary, Esq.
Email:	Email: dougleary@eversheds-sutherland.us

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Email: mgray@egsllp.com

If to the Company, to:	with a copy (which will not constitute notice) to:
PSQ Holdings, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
315 S. Coast Hwy 101 STE. U44	7 World Trade Center
Encinitas, CA, 92024	250 Greenwich Street, 45th Floor
Attn: Michael Seifert	New York, New York 10007
Email:	Attn:	Glenn R. Pollner, Esq.
Andrew P. Alin, Esq.
	Email:	glenn.pollner@wilmerhale.com
Andrew.alin@wilmerhale.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.4 and 10.5 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought, provided that, prior to the Closing, the Purchaser shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Sponsor Shares or Sponsor Warrants to any permitted transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to the Purchaser and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such permitted transferee, who shall be required to agree in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the transactions contemplated by the Merger Agreement shall be subject to the prior written approval of the Purchaser and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with the Purchaser and the Company in advance as to its form, content and timing.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of the Purchaser, and not in its capacity as a director (including “director by deputization”), officer or employee of the Purchaser, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of the Purchaser or any Subsidiary of the Purchaser, acting in such person’s capacity as a director or officer of the Purchaser or any Subsidiary of the Purchaser (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of the Purchaser with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Purchaser that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of the Purchaser).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Colombier Acquisition Corp. and Persons directly or indirectly controlled by Colombier Acquisition Corp., and Sponsor and the Purchaser (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(o) No Recourse. Neither the Purchaser nor any of its Subsidiaries, nor any of the past, present or future stockholders of the Purchaser (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(r)       New Shares. In the event that (i) shares of Purchaser Common Stock or warrants to purchase shares of Purchaser Common Stock or other equity securities of Purchaser are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Purchaser Common Stock or warrants to purchase shares of Purchaser Common Stock of, on or affecting the Purchaser Common Stock or warrants to purchase shares of Purchaser Common Stock owned by Sponsor or otherwise, (ii)  Sponsor purchases or otherwise acquires beneficial ownership of shares of Purchaser Common Stock or warrants to purchase shares of Purchaser Common Stock or other equity securities of Purchaser after the date of this Agreement, or (iii)  Sponsor acquires the right to vote or share in the voting of any shares of Purchaser Common Stock or other equity securities of Purchaser after the date of this Agreement (such shares, warrants or other equity securities, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by Sponsor as of the date hereof.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

The Purchaser:

COLOMBIER ACQUISITION CORP.

By:
Name:
Title:

Sponsor:

COLOMBIER SPONSOR LLC

By:
Name:
Title:

The Company:

PSQ HOLDINGS, INC.

By:
Name:
Title: